EXHIBIT 5.3

(313) 465-7000 Fax: (313) 465-8000 www.honigman.com

June 13, 2014

DaVita Healthcare Partners Inc.

2000 16th Street

Denver, Colorado 80202

Re:	$1,750,000,000 5.125% Senior Notes due 2024

Ladies and Gentlemen:

We have acted as special Michigan counsel to Downriver Centers, Inc., a Michigan corporation (the “Michigan Subsidiary Guarantor”), in connection with the issuance by DaVita Healthcare Partners Inc., a Delaware corporation (“DaVita”), of $1,750,000,000 of 5.125% Senior Notes due 2024 (the “Notes”) under an indenture dated as of June 13, 2014 (the “Indenture”), among DaVita, the subsidiary guarantors named therein, including the Michigan Subsidiary Guarantor (such Michigan Subsidiary Guarantor, together with the other subsidiary guarantors, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), and the issuance by the Guarantors of the related guarantees of the Notes (the “Guarantees”).

This opinion letter is provided to you at the request of the Michigan Subsidiary Guarantor in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions expressed below, we have examined and relied upon a copy of the form of Note, the form of the Notation of Note Guarantee and the Indenture. We have also considered such matters of law and of fact, and relied upon such certificates and other information furnished to us, as we have deemed appropriate as a basis for our opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. We have also assumed (a) that the Indenture and the Guarantees (the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Michigan Subsidiary Guarantor; (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Michigan Subsidiary Guarantor, enforceable against each of them in accordance with their respective terms; and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, or (ii) violations of statutes, rules and regulations or court or governmental orders. As to matters involving facts relevant to the opinions stated in this opinion letter, we have relied, without independent investigation or verification, solely upon (I) representations made by the Michigan Subsidiary Guarantor in the Documents, and (II) certificates of government officials.

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

Detroit · Lansing · Oakland County · Ann Arbor

DaVita Healthcare Partners Inc.

June 13, 2014

The law covered by the opinions expressed in this opinion letter is limited to the federal laws of the United States of America and the laws of the State of Michigan. We express no opinion and make no statement as to the laws, rules or regulations of any other jurisdiction or any state securities or blue sky laws.

Based on the foregoing, and subject to the qualifications and limitations set forth in this opinion letter, we are of the opinion that:

1. The Michigan Subsidiary Guarantor is a Michigan corporation, validly existing and in good standing under the laws of the State of Michigan.

2. The Michigan Subsidiary Guarantor has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, the Indenture and its Guarantee.

3. Execution, delivery and performance by the Michigan Subsidiary Guarantor of the Indenture have been duly authorized by all necessary corporate action on behalf of the Michigan Subsidiary Guarantor, the Indenture has been duly executed and delivered by the Michigan Subsidiary Guarantor, execution, delivery and performance by the Michigan Subsidiary Guarantor of its Guarantee have been duly authorized by all necessary corporate action on behalf of the Michigan Subsidiary Guarantor, and such Guarantee has been duly executed and delivered by the Michigan Subsidiary Guarantor.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth in this opinion letter (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth in this opinion letter, that (a) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument; (b) such Instrument has been duly authorized, executed and delivered by each party thereto; and (c) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided that we make no such assumption insofar as any of the foregoing matters relate to the Michigan Subsidiary Guarantor and is expressly covered by our opinion set forth in paragraphs 1 and 3 above.

We hereby consent to the filing of this opinion letter as an exhibit to DaVita’s Current Report on Form 8-K relating to the Notes and the Guarantees and to the reference to our firm under the heading “Legal Matters” included in or made a part of DaVita’s Registration Statement on Form S-3 under the Act, filed with the Securities and Exchange Commission on June 10, 2014 (File No. 333-196630). In giving such consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission under the Act.

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

Detroit · Lansing · Oakland County · Ann Arbor

DaVita Healthcare Partners Inc.

June 13, 2014

Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

HONIGMAN MILLER SCHWARTZ AND COHN LLP

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

Detroit · Lansing · Oakland County · Ann Arbor